                       [MAYER, BROWN & PLATT LETTERHEAD]


                                                                     Exhibit 5.1


                               November 30, 1995


General American Transportation
  Corporation
500 West Monroe Street
Chicago, Illinois 60661

         Re:     Shelf Registration of $650,000,000 of
                 Debt Securities and Pass Through Certificates

Ladies and Gentlemen:

         We have acted as counsel to General American Transportation Corporation, a New York corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of up to $650,000,000 aggregate principal amount of debt securities (the "Debt Securities") and pass through certificates (the "Pass Through Certificates") that may be issued in one or more series from time to time. Each series of Debt Securities will be issued under an Indenture dated as of October 1, 1987, (as supplemented from time to time, the "Indenture") between the Company and The Chase Manhattan Bank (National Association) as Trustee. Each series of Pass Through Certificates will be issued under a Pass Through Trust Agreement dated as of August 1, 1992 (as supplemented from time to time, the "Basic Agreement") between the Company and the First National Bank of Chicago, as Trustee (the "Pass Through Trustee"), as supplemented by a trust supplement relating to such series of Pass Through Certificates (each, a "Trust Supplement").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that:

                 1. Upon the completion of the Corporate Proceedings, the Debt Securities will have been duly authorized for issuance and, when the Debt Securities are duly executed, authenticated, issued and delivered and upon receipt of payment therefor, the

MAYER, BROWN & PLATT


General American Transportation
  Corporation
November 30, 1995
Page 2



         Debt Securities will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                 2. Assuming the due authorization, execution and delivery by the Trustee of the Basic Agreement and the Trust Supplement relating to each series of Pass Through Certificates and the due authorization, execution, issuance, authentication and delivery of each series of Pass Through Certificates by the Trustee in accordance with the terms of the Basic Agreement and the Trust Supplement relating to each such series, each series of Pass Through Certificates will constitute valid and binding obligations of the Trustee entitling the holders thereof to the benefits of the Basic Agreement and the Trust Supplement relating to such series except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         In rendering the foregoing opinion in paragraph 2 above, we have relied on the opinion of the Law Department of The First National Bank of Chicago, counsel to the Trustee, with respect to all matters opined to therein, and our opinion is subject to all the assumptions contained in such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Debt Securities and the Pass Through Certificates and the use of our name under the caption "Legal Opinions" contained therein.

                                                   Very truly yours,

                                                   /s/ MAYER, BROWN & PLATT

                                                   MAYER, BROWN & PLATT